Exhibit 10.5

SIXTH AMENDMENT TO

AMENDED AND RESTATED AGREEMENT FOR WHOLESALE FINANCING

(Finished Goods — Shared Credit Facility)

This Sixth Amendment to Amended and Restated Agreement for Wholesale Financing (“Amendment”) is dated as of June 4, 2009, by and between TEXTRON FINANCIAL CORPORATION, a Delaware corporation (“Secured Party”); and Palm Harbor Homes, Inc., a Florida corporation, and Palm Harbor Manufacturing, L.P., a Texas limited partnership (jointly and severally, individually and collectively, “Borrowers”).

WITNESSED THAT:

WHEREAS, the Secured Party and Borrowers are parties to a certain Amended and Restated Agreement for Wholesale Financing, Finished Goods - Shared Credit Facility dated May 25, 2004, as amended by a certain First Amendment dated as of June 30, 2005, a certain Second Amendment dated as of January 19, 2006, a certain Third Amendment dated as of May 29, 2007, a certain Fourth Amendment dated as of May 30, 2008 and a certain Fifth Amendment (the “Fifth Amendment”) dated as of January 26, 2009 (as amended, the “Agreement”);

WHEREAS, Borrowers have requested that Secured Party extend the Maturity Date and agree to certain other changes to the Agreement; and

WHEREAS, Secured Party is willing to extend the Maturity Date and agree to certain other changes to the Agreement on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual obligations hereinafter contained, and for other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1.	All capitalized terms used and not otherwise defined herein shall have the same meanings provided therefore in the Agreement.

2.	The first paragraph of Section 27 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Termination. This Agreement shall continue from May 25, 2004 until June 30, 2010 (the “Term”). On the last day of such Term (the “Maturity Date”), all Commitments of the Lenders shall, if not previously terminated, terminate and all obligations hereunder outstanding on such last day shall mature and automatically become due and payable, including, without limitation, all outstanding Advances, all accrued and unpaid interest and/or finance charges and all fees, costs and expenses. Borrowers agree to pay all such obligations so maturing on the Maturity Date.”

3.	Section 37.1(a) of the Agreement is hereby amended and restated in its entity to read as follows:

“(a) Maximum Net Loss. Borrowers covenant that they will achieve as of the last day of each fiscal quarter consolidated net (loss) before tax for the respective periods set forth below, as follows (i) in respect of the fiscal quarter ending March 31, 2009, not greater than ($15,000,000); (ii) in respect of the fiscal quarter ending June 30, 2009, not greater than ($10,000,000); (iii) in respect of the fiscal quarter ending December 31, 2009, not greater than ($10,000,000); and (v) in respect of the fiscal quarter ending March 31, 2010, not greater than ($10,000,000). For purposes of calculating Borrowers’ performance under this Maximum Net Loss covenant, Borrowers may deduct interest expense reflected on their financial statements due to 2009 accounting rules changes.”

4.	The definition of “Total Credit Line” is hereby amended to be $45,000,000. The definition of “Total Credit Line” shall be automatically further amended, without the need for any notice by the

Administrative Agent, execution of further documentation or otherwise, to be $40,000,000, upon the earlier to occur of (i) the sale of the Sale Assets (as defined in the Fifth Amendment) and (ii) December 31, 2009. With respect to the definition of “Total Credit Line” set forth in the immediately prior sentence, Borrowers shall be required to make an immediate payment to Administrative Agent on such date as that Borrowers’ total outstanding balance of Advances shall be at or below $40,000,000.

5.	Borrowers shall make a mandatory prepayment of principal equal to, if positive (a) the amount of Borrower’s consolidated cash and cash equivalents (excluding restricted cash items) as of March 31, 2010 minus (b) $20,000,000, which payment shall be made to Administrative Agent no later than the earlier to occur of: (i) ten (10) business days after the closing of Borrowers’ books for the fiscal quarter ending March 31, 2010 or (ii) April 30, 2010. Such amount shall be payable in addition to any other amount due or to become due under the Agreement and shall automatically and permanently reduce the amount of the Total Credit Line by such amount.

6.	Except as amended hereby, the Agreement shall remain in full force and effect, and is in all respects hereby ratified and affirmed.

7.	If any provision of this Amendment is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

8.	This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument, and a facsimile signature shall suffice as an original for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duty authorized officer or representative as of the effective date first above written:

BORROWERS:		SECURED PARTY:

PALM HARBOR HOMES, INC.		TEXTRON FINANCIAL CORPORATION

By:	/s/ Larry Keener	By:	/s/ Brian Courtney
Name:	Larry Keener	Name:	Brian Courtney
Title:	President	Title:	Sr. VP and General Manager

PALM HARBOR MANUFACTURING, L.P.

By:	Palm Harbor GenPar, LLC Its: General Partner

By:	/s/ Larry Keener
Name:	Larry Keener
Title:	President